2000 K Street, N.W. Suite 700 Washington, DC 20006 T:202.822.9611

July 23, 2025

VanEck Funds
666 Third Avenue
New York, NY 10017

Re: Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to VanEck Funds, a Massachusetts business trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended. Pursuant to a Plan of Reorganization (the “Plan”), VanEck Emerging Markets Bond ETF, a series of the Trust (the “Acquiring Fund”), will acquire the assets and assume the liabilities of the VanEck Emerging Markets Bond Fund, a series of the Trust (the “Target Fund”), in exchange for shares of the Acquiring Fund (the “Reorganization”). The purpose of the Registration Statement is to register shares to be issued by the Acquiring Fund in connection with the Reorganization.
We have examined the Trust’s Master Trust Agreement, certain resolutions adopted by the Trust’s Board of Trustees relating to the Reorganization, the form of Plan, which has been approved by the Trust’s Board of Trustees, the Registration Statement and other such legal and factual matters as we have deemed appropriate.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others.
This opinion is based exclusively on the provisions of the law of the Commonwealth of Massachusetts governing the issuance of the Shares of the Fund and the reported case law thereunder, and does not extend to the securities or “blue sky” laws of the Commonwealth of Massachusetts or other States.
We have assumed the following for purposes of this opinion:
1.The shares of the Acquiring Fund will be issued in accordance with the Trust’s Amended and Restated Master Trust Agreement, the Plan, and resolutions of the Trust’s Board of Trustees relating to the creation, authorization, issuance and sale of shares and the Reorganization.
2.The shares of the Acquiring Fund will be issued against payment therefor as described in the Prospectus and the Statement of Additional Information relating thereto included in the Registration Statement and the Plan, and that such payment will have been at least equal to the net asset value of such shares.
Based upon and subject to the foregoing, we are of the opinion that the shares of the Acquiring Fund to be issued to the Target Fund shareholders as provided in the Registration Statement and the Plan

VanEck Funds
July 23, 2025

are duly authorized, and when issued and paid for upon the terms provided in the Registration Statement and Plan, will be validly issued, fully paid and non-assessable.
We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Trust, and we further consent to any reference in the Registration Statement of the Trust to the fact that this opinion concerning the legality of the issue has been rendered by us.

Very truly yours,

STRADLEY, RONON, STEVENS & YOUNG, LLP

BY: /s/ Michael Schapiro
Michael Schapiro, a Partner